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                                                                      EXHIBIT 12

                        Abbott Laboratories and Subsidiaries

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (Unaudited)

                        (dollars in millions except ratios)



                                                                      Year Ended December 31
                                                          ---------------------------------------------
                                                           1998      1997      1996      1995      1994
                                                           ----      ----      ----      ----      ----
Net Earnings . . . . . . . . . . . . . . . . . . . . .   $2,333    $2,094    $1,882    $1,689    $1,517


Add (deduct):

Income taxes . . . . . . . . . . . . . . . . . . . . .      907       855       788       706       650

Capitalized interest cost, net of amortization . . . .        1        (1)       (4)       (7)       (7)

Equity in earnings of 20% -49% owned companies,
less dividends received. . . . . . . . . . . . . . . .        0         0         0         2         0

Minority interest. . . . . . . . . . . . . . . . . . .        7        11        16        18        12
                                                         ------    ------    ------    ------    ------
Net earnings as adjusted . . . . . . . . . . . . . . .   $3,248    $2,959    $2,682    $2,408    $2,172
                                                         ------    ------    ------    ------    ------


Fixed Charges:

Interest on long-term and short-term debt. . . . . . .     $160      $135       $95       $70       $50

Capitalized interest cost. . . . . . . . . . . . . . .       14        14        16        19        18

Rental expense representative of an interest factor. .       40        29        26        26        26
                                                         ------    ------    ------    ------    ------


Total Fixed Charges. . . . . . . . . . . . . . . . . .      214       178       137       115        94
                                                         ------    ------    ------    ------    ------


Total adjusted earnings available for
payment of fixed charges . . . . . . . . . . . . . . .   $3,462    $3,137    $2,819    $2,523    $2,266
                                                         ------    ------    ------    ------    ------
                                                         ------    ------    ------    ------    ------


Ratio of earnings to fixed charges . . . . . . . . . .     16.2      17.6      20.6      21.9      24.1
                                                         ------    ------    ------    ------    ------
                                                         ------    ------    ------    ------    ------


     NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.